UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549


                                     SCHEDULE 13G


                      Under the Securities Exchange Act of 1934


                                  (Amendment No. 2)*


                                    LeaRonal, Inc.
     _________________________________________________________________
                                   (Name of Issuer)

                                       Common
     _________________________________________________________________
                            (Title of Class of Securities)

                                       52201610
                          __________________________________
                                    (CUSIP Number)



     Check the following box if a fee is being paid with this statement /__/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




     SEC 1745 (2/92)              Page 1 of 5 Pages

     CUSIP No. 52201610                  13G               Page  2  of  5  Pages

      1)      NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                               Mitchell Hutchins Institutional Investors Inc.
                                                        13-3180862

      2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) /__/
                                                                        (b) /__/
      3)      SEC USE ONLY


      4)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                                        Delaware

                                       5)       SOLE VOTING POWER

      NUMBER OF                                         0

       SHARES                          6)       SHARED VOTING POWER

     BENEFICIALLY                                       816,400

       OWNED BY                        7)      SOLE DISPOSITIVE POWER

        EACH                                            0

      REPORTING                        8)      SHARED DISPOSITIVE POWER

       PERSON                                           816,400

        WITH

      9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        816,400


     10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*

     11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        9.27

     12)      TYPE OF REPORTING PERSON*

                                                        IA

                         *SEE INSTRUCTION BEFORE FILLING OUT!
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                                                           Page  3  of  5  Pages

     Item 1.  (a)     Name of Issuer:

                      LeaRonal, Inc.

                      Address of Issuer's Principal Executive Offices:

                      272 Buffalo Avenue
                      Freeport, NY  11520

     Item 2.  (a)     Name of Person Filing:

                      Mitchell Hutchins Institutional Investors Inc.

              (b)     Address of Principal Business Office:

                      1285 Avenue of the Americas
                      New York, NY  10019

              (c)     Citizenship:                                      Delaware

              (d)     Title of Class of Securities:                       Common

              (e)     CUSIP Number:                                     52201610


     Item 3.  Type of Reporting Person:

              (a)     (  )     Broker or Dealer registered under Section 15 of
                               the Act

              (b)     (  )     Bank as defined in Section 3(a)(6)of the Act

              (c)     (  )     Insurance Company as defined in Section 3(a)(19)
                               of the Act

              (d)     (  )     Investment Company registered under Section 8 of
                               the Investment Company Act

              (e)     (XX)     Investment Adviser Registered  under Section  203
                               of the Investment Advisers Act of 1940
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                                                           Page  4  of  5  Pages

              (f)     (  )     Employee Benefit  Plan,  Pension  Fund  which  is
                               subject  to   the  provisions  of  the   Employee
                               Retirement  Income   Security  Act   of  1974  or
                               Endowment    Fund;     see    Section    240.13d-
                               1(b)(1)(ii)(F)

              (g)     (  )     Parent  Holding  Company,   in  accordance   with
                               Section 240.13d-1(b)(ii)(G) (Note:  See Item 7)

              (h)     (  )     Group, in accordance with Section 240.13d-1
                               (b)(1)(ii)(H)

     Item 4.  Ownership:

              (a)     Amount Beneficially Owned:                         816,400


              (b)     Percent of Class:                                     9.27

              (c)     Number of Shares as to which such person has:
                      (i)      Sole Power to vote or to direct
                               the vote:                                       0

                      (ii)     Shared Power to vote or to direct
                               the vote:                                 816,400


                      (iii)    Sole Power to dispose or to direct
                               the disposition of:                             0

                      (iv)     Shared Power to dispose or to
                               direct the disposition of:                816,400


     Item 5.  Ownership of Five Percent or Less of a Class:

              N/A

     Item 6.  Ownership of More than Five Percent on Behalf of Another:

              N/A
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                                                           Page  5  of  5  Pages

     Item 7.  Identification   and  Classification   of  the   Subsidiary  Which
              Acquired the  Security Being  Reported on  by  the Parent  Holding
              Company:

              N/A

     Item 8.  Identification and Classification of Members of the Group:

              N/A

     Item 9.  Notice of Dissolution of Group:

              N/A

     Item 10.Certification:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

              Signature:

              After reasonable  inquiry and  to  the best  of my  knowledge  and
              belief,  I  certify  that   the  information  set  forth  in  this
              statement is true, complete and correct.

                      /s/ William R. Cavell
              By: ____________________________
                      William R. Cavell
                      Legal Department

              Date:  February 13, 1995
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